Exhibit 99.2

/ C O R R E C T I O N - Orient Paper, Inc./

In the news release, "Orient Paper Inc. Announces Third Quarter 2009 Results," issued at 07:00 ET today by Orient Paper, Inc. (OTC Bulletin Board: ORPN) over PR Newswire Asia, we are advised by the company that in the "Third Quarter 2009 Highlights," the last sentence should read "Net income increased 107.1% year-over-year to approximately $4.8 million, or $0.41 (post reverse split) per diluted share," rather than "Net income increased 107.1% year-over-year to approximately $4.8 million, or $0.20 (post reverse split) per diluted share," as originally stated inadvertently. Complete, corrected text follows:

Orient Paper Inc. Announces Third Quarter 2009 Results

-- Revenue increases 67% year-over-year to $30.5 million

-- Net income rose 107% to $4.8 million

BAODING, Hebei, China, Nov. 16 /PRNewswire-Asia-FirstCall/ -- Orient Paper, Inc. (OTC Bulletin Board: ORPN) ("Orient Paper" or the "Company"), which controls and operates Hebei Baoding Orient Paper Milling Co., Ltd. ("HBOP"), a leading manufacturer and distributor of diversified paper products in Hebei, China, today announced financial results for the third quarter ended September 30, 2009.

Third Quarter 2009 Highlights

•	Revenue for the third quarter of 2009 increased 67.3% year-over-year to approximately $30.5 million
•	Gross profit increased 107.4% year-over-year to approximately $7.1 million
•	Gross margin was 23.3%, up 4.5 percentage points year-over-year
•	Operating income rose 107.0% year-over-year to approximately $6.6 million
•	Net income increased 107.1% year-over-year to approximately $4.8 million, or $0.41 (post reverse split) per diluted share

"In the third quarter, we continued to see growing demand for our products, especially our high-margin, medium-grade offset printing paper, which increased fourfold year-over-year and accounted for almost half of our revenue. We also took advantage of short-term declines in the purchase cost of recycled paperboard, thereby reducing our average unit cost of this key raw material by 27% quarter-over-quarter and significantly enhancing our profitability during the quarter," commented Mr. Liu Zhenyong, chairman and chief executive officer of Orient Paper. "We added 12 new customers during the quarter, including a large paper distributor in Shanghai, further expanding our market reach in China's rapidly growing paper industry," added Mr. Liu.

Third Quarter 2009 Financial Results

Revenue for the third quarter of 2009 was approximately $30.5 million compared to $18.3 million for the same period in 2008, an increase of 67.3%. The increase in revenue was primarily attributable to increased sales of the Company's medium-grade offset printing paper and corrugating medium paper products as a result of the relatively healthy (as opposed to the same period last year) level of manufacturing activities around Northern China. Revenue from medium-grade offset printing paper was approximately $14.1 million, up 447.7% from approximately $2.6 million for the same period in 2008, as we converted a significant portion of the production capacities of writing paper and high-grade offset printing paper to the production of medium-grade offset printing paper to meet the strong market demand for medium-grade. The Company also added twelve new customers during the quarter, which accounted for 6.3% of the total sales revenue. Revenue from corrugating medium paper was approximately $10.3 million compared to approximately $8.2 million for the same period in 2008, an increase of 25.4%. Revenue from high-grade offset printing paper declined 20.1% to approximately $2.3 million from approximately $2.8 million for the same period in 2008. Revenue from writing paper decreased 56.6% to $2.0 million from approximately $4.6 million during the same period in 2008. The Company also produced 2,269 tons of white card paper for $1.8 million in July 2009 to fill a special order.

Gross profit for the third quarter of 2009 increased 107.4% to approximately $7.1 million from approximately $3.4 million for the third quarter of 2008. The Company reported gross margin of 23.3%, an increase of 4.5 percentage points, from 18.8% in the third quarter of 2008. The significant improvement in gross margin was a mainly attributable to a temporary decline in recycled paperboard prices, which lowered the Company's average cost of this raw material and, to a lesser extent, a higher portion of the gross profit mix contributed by our white paper products, which usually command a higher gross profit margin.

Selling, general and administrative expenses for three months ended September 30, 2009 were approximately $0.5 million, up 112.7% from approximately $0.2 million in the same period last year. The increase in selling, general and administrative expenses was primarily attributable to increase in professional fees and expenses related to the Company's status as a public company.

Operating income for third quarter of 2009 was approximately $6.6 million, up 107.0% from approximately $3.2 million in the third quarter of 2008. The increase was primarily attributable to revenue and gross profit growth in the quarter ended September 30, 2009.

Net income in the third quarter of 2009 was approximately $4.8 million, up 107.1% from approximately $2.3 million in the same period last year. Basic and diluted earnings per share for the third quarter of 2009 were $0.41.

Weighted average shares used in the calculation of diluted earnings per share were 11,716,579 in the quarter ended September 30, 2009 compared to 11,275,497 a year ago.

Nine Months Results

Total revenue for the first nine months of 2009 was approximately $70.8 million, up 43.5% from the first nine months of 2008. Gross profit for the first nine months of 2009 was approximately $14.4 million, up 58.8% from gross profit of approximately $9.1 million in the comparable period a year ago. Gross margin was 20.4% for the first nine months of 2009, an increase of approximately 2.0 percentage points from 18.4% for the same period a year ago. Operating income was approximately $13.5 million, up 59.6% from approximately $8.4 million in the first nine months of 2008. Net income for the first nine months of 2009 was approximately $9.6 million, up 57.8% from approximately $6.1 million in the first nine months of 2008. Basic and diluted earnings per share were $0.84 for the first nine months of 2009 compared to $0.57 in the first nine months of 2008. Weighted average shares used in the calculation of diluted earnings per share were 11,424,749 in the nine months ended September 30, 2009 compared to 10,600,132 a year ago.

Financial Condition

As of September 30, 2009, Orient Paper had approximately $11.5 million in unrestricted cash and approximately $11.2 million in working capital. Short term debt stood at approximately $5.2 million and the company had approximately $6.1 million in long term debt, of which approximately $4.1 million is from a group of related parties. Inventory totaled approximately $7.1 million, up from approximately $0.9 million at year end. Approximately 90% of the inventory was raw materials inventory, as the Company increased its stock of recycled paper board in anticipation of the continued rising raw material prices. As of September 30, 2009, shareholders' equity was approximately $47.7 million, up 39.7% from shareholder's equity of approximately $34.1 million as of December 31, 2008. For the first nine months of 2009, the Company generated net cash flow from operating activities of approximately $10.2 million.

Recent Events

On October 7, 2009, Orient Paper closed a private placement financing to support its future growth. It issued approximately 2.1 million post-reverse split shares of the Company's common stock for an approximate aggregate purchase price of $5.0 million.

On October 14, 2009, Orient Paper announced that it has engaged BDO Limited, the Hong Kong member firm of the BDO International network, as its new independent auditor.

On October 29, 2009, the Company announced the appointment of Mr. Drew Bernstein, Mr. Wenbing Christopher Wang, and Ms. Zhaofang Wang to its Board of Directors as independent directors effective October 28, 2009. The Company also announced that effective October 28, 2009, Mr. Xiaodong Liu and Mr. Chen Li resigned as directors of the Company. The Company also established Audit, Nominating, and Compensation Committees.

On November 5, 2009, the Company has effected a one-for-four reverse split of the Company's common stock and traded on the Over the Counter Bulletin Board under the new ticker symbol "ORPN.OB" effective at the open of the market on November 5, 2009. As a result of the reverse split, the Company now has approximately 14,579,420 shares of common stock issued and outstanding.

Business Outlook

Orient Paper is using the proceeds of its recent financing to acquire a digital photo paper plant to enter into the high-margin digital photo paper business. The Company expects to close the acquisition by the middle of December 2009.

"We expect to continue our strong revenue and net income growth trend for the rest of the year and into 2010. We believe our entry into the high-end digital photo paper market will expand our product portfolio, accelerate our revenue growth, improve our profitability and further strengthen our position in the industry," commented Mr. Liu Zhenyong, Chief Executive Officer of Orient Paper. "In addition to our commitment to business expansion, we enhanced our corporate governance and oversight with the addition of three new and highly experienced independent directors to our Board."

The Company has already achieved its fiscal year 2009 make good target ($10.0 million minus a 10% margin of error as defined in the financing documents) in the first nine months of 2009. Orient Paper expects to achieve its make good guidance of $18.0 million for fiscal year 2010, provided the digital photo paper project proceeds as planned.

About Orient Paper, Inc.

Orient Paper, Inc., through its wholly owned subsidiaries, Shengde Holdings, Inc. and Baoding Shengde Paper Co., Ltd., controls and operates Hebei Baoding Orient Paper Milling Co., Ltd ("HBOP"). Founded in 1996, HBOP is engaged in the production and distribution of products such as corrugating medium paper, offset printing paper, writing paper, and other paper and packaging-related products in China. The Company uses recycled paper as its primary raw material. As one of the largest paper producers in Hebei Province, China, the Company is strategically located in Baoding, a city in close proximity to Beijing where the majority of publishing houses are based. Orient Paper is led by an experienced management team committed to diversifying the Company's product offering and delivering tailored services to its customers. For more information, please visit http://www.orientalpapercorporation.com .

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact in this announcement are forward-looking statements, including but not limited to, the availability of funds and working capital to finance its activities; the actions and initiatives of current and potential competitors; the Company's ability to introduce new products; market acceptance of new products; general economic and business conditions; the ability to attract or retain qualified senior management personnel and research and development staff; and other risks detailed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements involve known and unknown risks and uncertainties and are based on current expectations, assumptions, estimates and projections about the companies and the industry. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or to changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward looking statements are reasonable, it cannot assure you that its expectations will turn out to be correct, and investors are cautioned that actual results may differ materially from the anticipated results.

-- Financial tables follow --

ORIENT PAPER, INC.
BALANCE SHEETS
AS OF SEPTEMBER 30, 2009 AND DECEMBER 31, 2008
(Unaudited)

ASSETS
	As of	As of
	September 30,	December 31,
	2009	2008

Current Assets:
Cash and cash equivalents	$ 11,542,958	$ 3,234,419
Restricted cash	260,158	-
Accounts receivable -
Trade (net of allowance for doubtful accounts of
$56,764 and $0 as of September 30, 2009 and
December 31, 2008, respectively)	2,781,415	1,425,899
Other	150	-
Inventories	7,069,798	2,821,063
Prepaid consulting fees and other	59,018	-

Total current assets	21,713,497	7,481,381

Property, Plant, and Equipment:
Building and improvements	9,846,424	9,876,637
Machinery and equipment	47,202,267	47,347,109

Vehicles	543,004	544,670

	57,591,695	57,768,416

Less - Accumulated depreciation and amortization	(15,023,408)	(12,427,735)

Net property, plant, and equipment	42,568,287	45,340,681

Total Assets	$ 64,281,784	$ 52,822,062

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Short-term loans	$ 5,195,229	$ 6,858,652
Accounts payable - Trade and accrued liabilities	3,810,761	740,846
Income taxes payable	1,547,007	1,047,678

Total current liabilities	10,552,997	8,647,176

Long-Term Debt, less current portion:
Loan from credit union	1,942,202	1,948,176
Related party notes	4,110,494	8,137,554

Total long-term debt	6,052,696	10,085,730

Total liabilities	16,605,693	18,732,906

Commitments and Contingencies

Stockholders' Equity:
Common stock, 500,000,000 shares authorized, $0.001
par value per share, 12,496,088 and 11,275,497 shares
issued and outstanding as of September 30, 2009 and
December 31, 2008, respectively	12,496	11,275
Additional paid-in capital	13,695,913	9,598,944
Statutory earnings reserve	3,079,063	3,079,063
Accumulated other comprehensive income	3,494,728	3,592,839
Retained earnings	27,393,891	17,807,035

Total stockholders' equity	47,676,091	34,089,156

Total Liabilities and Stockholders' Equity	$ 64,281,784	$ 52,822,062

ORIENT PAPER, INC.
STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE AND NINE MONTHS ENDED
SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Revenues:
Sales, net	$ 30,548,611	$18,256,309	70,786,472	$ 49,337,596

Cost of Sales:
Cost of sales	23,369,005	14,731,043	56,223,156	40,044,007
Business tax and surcharges	53,915	89,673	132,204	204,322
Total cost of sales	23,422,920	14,820,716	56,355,360	40,248,329
Gross Profit	7,125,691	3,435,593	14,431,112	9,089,267

Selling, General and Administrative Expenses	491,676	231,116	966,238	654,889

Income from Operations	6,634,015	3,204,477	13,464,874	8,434,378

Other Income (Expense):
Interest income	35,522	34,621	67,464	37,920
Interest (expense)	(208,471)	(139,799)	(624,551)	(373,232)
Total other (expense)	(172,949)	(105,178)	(557,087)	(335,312)

Income before Income Taxes	6,461,067	3,099,299	12,907,788	8,099,066

Provision for Income Taxes	(1,647,468)	(774,825)	(3,320,931)	(2,024,767)

Net Income	4,813,598	2,324,474	9,586,856	6,074,299

Comprehensive Income:
Foreign currency translation adjustment	48,155	223,619	(98,111)	1,963,066

Total Comprehensive Income	$ 4,861,753	$ 2,548,093	9,488,745	$ 8,037,365

Earnings Per Share:

Basic Earning per Share	$ 0.41	$ 0.21	$ 0.84	$ 0.57

Fully Diluted Earning per Share	$ 0.41	$ 0.21	$ 0.84	$ 0.57

Weighted Average Number of Shares
Outstanding - Basic	11,697,557	11,275,497	11,418,338	10,600,132
Outstanding - Fully Diluted	11,716,579	11,275,497	11,424,749	10,600,132

ORIENT PAPER, INC.
STATEMENTS OF CASH FLOWS
FOR THE NINE MONTHS ENDED
SEPTEMBER 30, 2009 AND 2008
(Unaudited)

	Nine Months Ended
	September 30,
	2009	2008

Cash Flows from Operating Activities:
Net income	$ 9,586,856	$ 6,074,299
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation and amortization	2,595,673	2,956,454
Non-cash warrants compensation	17,723	-
Non-cash issuance of stock for services	27,300	500,000
Changes in net assets and liabilities:
Accounts receivable - Trade	(1,355,665)	(750,313)
Inventories	(4,248,735)	(499,031)
Prepaid expenses	(5,851)	(130,000)
Accounts payable - Trade and accrued liabilities	3,069,915	2,065,846
Income taxes payable	499,328	499,918

Net Cash Provided by Operating Activities	10,186,544	10,717,173

Cash Flows from Investing Activities:
Purchases of property, plant, and equipment	176,721	(12,554,348)

Net Cash (Used in) Investing Activities	176,721	(12,554,348)

Cash Flows from Financing Activities:
Proceeds from related party loans	-	4,304,045
Payments on related party loans	(27,060)	-
Payments on short term loans	(1,663,423)	-
Payments on loan from credit union	(5,974)	-
Proceeds from borrowing on credit facility	-	1,124,413

Net Cash Provided by (Used in) Financing Activities	(1,696,457)	5,428,458

Effect of Exchange Rate Changes on Cash
and Cash Equivalents	(98,111)	1,963,066

Net Increase in Cash and Cash Equivalents	8,568,697	5,554,349

Cash and Cash Equivalents - Beginning of Period	3,234,419	622,661

Less: Restricted Cash	(260,158)	-

Cash and Cash Equivalents - End of Period	$ 11,542,958	$ 6,177,010

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$ 503,093	$ 373,232
Cash paid for income taxes	$ 275,497	$ 1,729,172

Supplemental Disclosure of Cash Flow Information:

On October 29, 2007, the Company entered into an Agreement and Plan of Merger between

Orient Paper; CARZ Merger Sub, Inc., a Nevada corporation, and wholly owned subsidiary of the Company; DZH Limited; and the stockholders of DZH Limited. Under the terms of the Agreement and Plan of Merger, the Company issued to the stockholders of DZH Limited 7,450,497 (post reverse split) shares of the Company's common stock, par value $.001, in exchange for all of the issued and outstanding shares of stock of DZH Limited (50,000 shares).

In May 2008, the Company issued 1,250,000 (post reverse split) shares of common stock to three consultants for services rendered during the year ending December 31, 2008, valued at $500,000.

On May 10, 2009 the Company issued 1,250 (post reverse split) shares of common stock to its CFO as compensation with a fair value of $900. No cash is received as a result of the issuance of stock.

On June 24, 2009 the Company issued 15,000 (post reverse split) shares of common stock for legal fees with a fair value of $26,400. No cash is received for the issuance of stock.

On July 23, 2009, the Company issued a two-year warrant to purchase 25,000 (post reverse split) shares of the Company's common stock at $4.00 (post reverse split) per share as an incentive for certain consulting services. The value of the warrant was determined to be $70,890, and has an amortization period of 12 months. No cash was received from the issuance of the warrant.

On August 31, 2009 Mr. Zhenyong Liu, Chairman and CEO of the Company, converted $4,000,000 of his loan to the Company into 1,204,341 (post reverse split) shares of common stock. No cash is paid for the retirement of the $4,000,000 loan.

For more information, please contact:

Orient Paper, Inc.
Winston C. Yen, Chief Financial Officer
Tel:	+1-562-818-3817 (Los Angeles)
Email: info@orientalpapercorporation.com

CCG Investor Relations Inc.
Mr. Crocker Coulson, President
Tel:	+1-646-213-1915 (New York)
Email: crocker.coulson@ccgir.com
Web:	http://www.ccgirasia.com

SOURCE Orient Paper, Inc.